                                                               EXHIBIT (9)(a)(2)




                                  SCHEDULE A-1
                         EATON VANCE MUTUAL FUNDS TRUST
                    AMENDED ADMINISTRATIVE SERVICES AGREEMENT
                            EFFECTIVE: March 4, 1998



        Eaton Vance Tax-Managed Emerging Growth Fund (effective 9/15/97) Eaton Vance Tax-Managed International Growth Fund (effective 3/2/98)